Exhibit 99.1

Innovative Industrial Properties Acquires Michigan Property and Enters Into Long-Term Lease with Green Peak Industries

SAN DIEGO, CA – August 2, 2018 – Innovative Industrial Properties, Inc. (the “Company”) (NYSE: IIPR), the leading provider of creative real estate capital solutions to the medical-use cannabis industry, announced today that it closed on the acquisition of the property located at 10070 Harvest Park in Dimondale, Michigan, which is currently under development and expected to comprise approximately 56,000 square feet upon completion.

The initial purchase price for the property was approximately $5.5 million, and the seller is responsible for completing certain development milestones, for which the seller is expected to be reimbursed approximately $5.3 million (the "Additional Purchase Price"). Green Peak Industries, LLC (also known as Green Peak Innovations, or “Green Peak”), the tenant at the property, is also expected to complete tenant improvements for the building, for which the Company has agreed to provide reimbursement of up to $2.2 million (the "TI Allowance"). Assuming full payment for each step of the development and reimbursement for tenant improvements, the Company’s total investment in the property will be $13 million. The State of Michigan Medical Marihuana Licensing Board unanimously voted in July to pre-qualify  Green Peak for large scale medical cannabis licenses for cultivation, processing and provisioning centers (retail), including 12 class C cultivation licenses, one processor license and 19 provisioning center licenses. Green Peak's seasoned management team, led by its Chief Executive Officer, Jeff Radway, has extensive experience in founding and operating successful businesses across a number of industries.

Concurrent with the closing of the purchase, the Company entered into a long-term, triple-net lease agreement with Green Peak, which intends to utilize the facility for medical cannabis cultivation and processing upon completion of development. The initial term of the lease is 15 years, with two options to extend the term for two additional five-year periods. The lease provides for an initial annualized aggregate base rent of 15% of the sum of the initial purchase price, Additional Purchase Price and TI Allowance, subject to three months of rent deferral at the beginning of the term. The aggregate base rent is subject to 3.5% annual increases during the term of the lease, and Green Peak is also responsible for paying the Company a property management fee equal to 1.5% of the then-existing aggregate base rent.

Michigan, with nearly ten million residents, represents one of the largest medical cannabis markets in the country, having originally passed the Michigan Marijuana Act in 2008. In September 2016, Michigan signed legislation to establish a licensing framework for medical cannabis operators, with Green Peak being one of the very first companies to receive pre-approval for vertical integration. ArcView Research Group estimates 2018 spending on medical cannabis to reach approximately $869 million, and total regulated cannabis sales to grow to nearly $1.4 billion by 2022.

“We are very pleased to enter into this long-term relationship with Green Peak and its strong management team, and to bring our platform to Michigan, a state that we see as presenting a tremendous opportunity," said Paul Smithers, President and Chief Executive Officer of the Company. “With this acquisition, we have acquired nine properties across seven states, continuing our diversification and growth, while remaining focused on executing in line with our rigorous underwriting standards.”

“Partnering with IIP allows us to deploy our capital into our operations and to ramp up our provisioning centers, to meet the tremendous existing demand and anticipated growth of medical cannabis for the hundreds of thousands of patients throughout the state of Michigan, " said Mr. Radway, Chief Executive Officer of Green Peak. “We look forward to completing development of this property, which is being built to provide medical cannabis of the highest standards and specifications for our patients."

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a self-advised Maryland corporation focused on the acquisition, ownership and management of specialized industrial properties leased to experienced, state-licensed operators for their regulated medical-use cannabis facilities. Innovative Industrial Properties, Inc. intends to elect to be taxed as a real estate investment trust. Additional information is available at www.innovativeindustrialproperties.com.

Innovative Industrial Properties Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding Green Peak, the development and lease of the Michigan property and the Michigan medical-use cannabis market, are forward-looking statements. When used in this press release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Investors should not place undue reliance upon forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Catherine Hastings

Chief Financial Officer, Chief Accounting Officer and Treasurer

Innovative Industrial Properties, Inc.

(858) 997-3332